Exhibit 99.1

Telesis Bio Reports Fourth Quarter and Full Year 2023 Financial Results

March 28, 2024

SAN DIEGO, March 28, 2024 (GLOBE NEWSWIRE) – Telesis Bio Inc. (NASDAQ: TBIO), a leading provider of RNA and DNA solutions enabling researchers to accelerate therapeutic discovery through advanced, flexible, and rapid automated synthesis in their own lab, today announced financial results for the fourth quarter and year ended December 31, 2023. Results highlight strong BioXp® kit sales, expanding gross margin and reduced operating expense.

In discussing the results, Todd R. Nelson Ph.D., Founder and CEO of Telesis Bio said, “I’m pleased with our operating execution in a challenging macro environment during 2023. Our company experienced record BioXp kits sales and expanding gross margin against the backdrop of significant cost cutting initiatives undertaken to align our operating structure with our strategic vision for growth. We believe that our rapid and flexible mRNA synthesis kits are game-changing and unlock tremendous value by providing customers control over their screening and discovery on timelines that were not possible previously.”

Highlights

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BioXp® kit revenue for the fourth quarter of 2023 exceeded $1.0 million, the highest level in the history of the Company, an increase of 59.6% from the prior quarter and 25.9% compared to the same quarter in 2022. This increase was driven by rapid adoption of highly differentiated mRNA workflows, which grew at more than 300% compared to the same quarter in 2022. For the full 2023 fiscal year, BioXp kit sales increased 10% compared to the prior year.
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Total consolidated revenue for 2023 was $27.5 million, up slightly from $27.4 million achieved in 2022. Total revenue, excluding BioXp instrument sales and discontinued BioFoundry Services operations, was $20.9 million for the full-year period, an increase of 12.4% compared to $18.6 million for the same categories in the prior year.
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Collaboration revenue for the year, driven in part by the successful achievement of several key technology milestones, was $8.7 million, an increase of 30.7% above the prior year’s collaboration revenue of $6.7 million.
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Industry-wide acceptance of mRNA technology has driven the Company’s launch of BioXp mRNA de novo synthesis kits and rapid cell-free RNA synthesis solutions. These products enable customers to accelerate cell and gene therapy, vaccine and antibody discovery, and state of the art development workflows. The Company anticipates that use of RNA in drug discovery workflows will continue to grow, and it intends to prioritize continuing development of the capabilities of its highly differentiated BioXp and SOLA platforms to these workflows.
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In 2023, the Company undertook cost reduction activities to achieve significant reductions to its overall cost structure. For full-year 2023, exclusive of non-cash goodwill impairment, operating expense was $52.1 million, a reduction of 16.1% from the prior year’s operating expense level of $62.1 million. For the fourth quarter of 2023, exclusive of non-cash goodwill impairment, operating expense was $10.8 million, a reduction of 24.4% from the prior year’s fourth quarter level of $14.3 million. Some of these cost reductions were completed late in the year and are not fully reflected in results for the fourth quarter of 2023. Such reductions are expected to result in favorable reductions to operating expense in 2024.
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During 2023 the Company’s program to insource supply of oligos was completed and internal production now has the capacity to supply at least 70% of the Company’s ongoing oligo needs. Further, the Company has completed efforts to insource instrument manufacturing. Both efforts are expected to favorably impact gross margin and product quality in 2024.
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In other recent highlights, the Company continues to pursue activities under its strategic research collaboration and license agreement with Pfizer. This program is based upon Telesis’ proprietary SOLA platform which utilizes enzymatic DNA synthesis technology for potential application by Pfizer in mRNA-based vaccines and other biopharma products.

Summary of Fourth Quarter and Full Year 2023 Financial Results

Revenue of $7.0 million for the fourth quarter of 2023 was down compared to $9.5 million for the same period in the prior year due to continued capital spending weakness gripping the entire industry and the resulting mix-shift toward lower-priced BioXp 3250 instruments. Revenue for the year ended December 31, 2023 was $27.5 million, compared to $27.4 million for the prior year. The increase of $0.1 million was driven by an increase in collaboration and royalty revenue of $2.1 million, offset by a decrease in product and service revenue of $2.0 million.

Gross margin at 68.1% for the fourth quarter of 2023 was flat from 68.1% for the same period in the prior year. On an annual basis, gross margin was 61.6% and 56.8% for the years ended December 31, 2023 and 2022, respectively. This increase was driven by improving product mix, an increase in high margin collaboration revenue, and early contribution from oligo insourcing which achieved production status in the fourth quarter and demonstrated the capacity to internally fulfill more than 70% of the Company’s oligo supply needs.

Exclusive of a $11.4 million fourth quarter 2023 non-cash charge for goodwill impairment, total operating expense for the quarter was $10.8 million, a $3.5 million or 24.4% reduction from the fourth quarter of 2022. A restructuring program in the fourth quarter of 2023 largely resulted in the year-over-year reduction in operating expense. This restructuring saw consolidated Telesis headcount fall from an October month-end level of 190 employees to 138 employees by the end of the year. For the full year 2023, exclusive of non-cash goodwill impairment, operating expense was $52.1 million compared to $62.1 million in the prior year. All categories contributed to the year-over-year reduction of $10.0 million or 16.1%.

During the fourth quarter of 2023 the Company recorded a goodwill impairment charge of $11.4 million. As of December 31, 2023, this charge reduced the carrying amount of goodwill to $3.5 million. For the year ended December 31, 2022, the Company did not record any impairment of goodwill.

Net loss was $18.3 million for the fourth quarter of 2023, compared to a loss of $8.1 million in the same period in the prior year. Net loss per share was $0.61 for the fourth quarter of 2023, compared to $0.28 for the corresponding prior year period. For the year ended December 31, net loss was $49.0 million in 2023 compared to $48.5 million for the same period in the prior year. Per share net loss results were $1.64 and $1.65 in 2023 and 2022, respectfully.

As of December 31, 2023, cash, cash equivalents, restricted cash, and investments were $19.3 million, and long-term notes payable was $5.3 million. In November 2023, the Company repaid $15.0 million under its 2022 Term Loan Agreement.

The Company will not be issuing additional forward-looking guidance at this time.

About Telesis Bio

Telesis Bio is empowering scientists with the ability to create novel, synthetic biology-enabled solutions for many of humanity’s greatest challenges. As inventors of the industry-standard Gibson Assembly® method and the first commercial automated benchtop DNA and mRNA synthesis system, Telesis Bio is enabling rapid, accurate and reproducible writing of DNA and mRNA for numerous downstream markets. The award-winning BioXp® system consolidates, automates, and optimizes the entire synthesis, cloning and amplification workflow. As a result, it delivers virtually error-free synthesis of DNA and RNA at scale within days and hours instead of weeks or months. Scientists around the world are using the technology in their own laboratories to accelerate the design-build-test paradigm for novel, high-value products for precision medicine, biologics drug discovery, vaccine and therapeutic development, genome editing, and cell and gene therapy. Telesis Bio is a public company based in San Diego. For more information, visit www.telesisbio.com. Telesis Bio, the Telesis Bio logo, Gibson Assembly, and BioXp are trademarks of Telesis Bio Inc.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts contained herein are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements and guidance regarding Telesis Bio’s future financial performance as well as statements regarding the future release and success of new and existing products and services. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled Risk Factors and elsewhere in our most recently filed Annual Report on Form 10-K which was filed with the Securities and Exchange Commission on the date of this release, March 28, 2024. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Telesis Bio disclaims any obligation to update these forward-looking statements.

Contact:

William J. Kullback

Chief Financial Officer

bill.kullback@telesisbio.com

Telesis Bio Inc.

Selected Statements of Operations Financial Data

(in thousands, except per share amounts)

	(unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Revenue:
Product sales	$1,585	$3,482	$9,691	$10,913
Service revenue	1,438	1,609	6,291	7,121
Collaboration revenue	3,304	3,463	8,690	6,650
Royalties and other revenue	650	915	2,837	2,751
Total revenue	6,977	9,469	27,509	27,435
Cost of revenue	2,228	3,023	10,559	11,840
Gross Profit	4,749	6,446	16,950	15,595
Operating expenses:
Research and development	3,669	4,139	17,496	23,460
Sales and marketing	3,604	4,681	13,514	16,489
General and administrative	3,568	5,510	21,090	22,131
Goodwill impairment	11,389	—	11,389	—
Total operating expenses	22,230	14,330	63,489	62,080
Loss from operations	(17,481)	(7,884)	(46,539)	(46,485)
Interest income	417	348	1,743	738
Interest expense	(514)	(611)	(3,105)	(1,955)
Change in fair value of derivative liabilities	5	29	331	8
Loss on extinguishment of debt	—	—	—	(727)
Other expense, net	(111)	(8)	(130)	(26)
Provision for income taxes	(3)	(6)	(24)	(24)
Net loss	$(17,687)	$(8,132)	$(47,724)	$(48,471)
Less: redeemable convertible preferred stock dividends	(579)	—	(1,300)	—
Net loss attributable to common stockholders	$(18,266)	$(8,132)	$(49,024)	$(48,471)
Net loss per share attributable to common stockholders—basic and diluted	$(0.61)	$(0.28)	$(1.64)	$(1.65)
Weighted average common stock outstanding—basic and diluted	30,010,395	29,564,157	29,849,832	29,463,361

Telesis Bio Inc.

Selected Balance Sheet Financial Data

(in thousands)

	December 31,	December 31,
	2023	2022
Balance Sheet Data:
Cash, restricted cash, cash equivalents and short-term investments	$19,333	$43,753
Working capital	22,167	41,594
Total assets	70,411	81,362
Total liabilities	40,873	34,797
Redeemable convertible preferred stock	29,300	—
Accumulated deficit	(161,465)	(113,741)
Total stockholders’ equity	238	46,565